Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to Medical Properties Trust, Inc. 2019 Equity Incentive Plan of our report dated June 28, 2019, (except for Recently Issued or Adopted Accounting Pronouncements included in Note 2, as to which the date is August 5, 2019) with respect to the consolidated financial statements of Steward Health Care System LLC, which report appears in the Annual Report of Medical Properties Trust, Inc. (Form 10-K/A) for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

Dallas, Texas

August 26, 2019